EXHIBIT 3.4




                              CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF DESIGNATION

                                          OF

                                STARBASE CORPORATION

StarBase Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), hereby certifies as follows:

FIRST: Pursuant to a Certificate of Designation filed by the Company with the Secretary of State of Delaware on May 10, 1996 (the "Certificate of Designation"), there was established a series of preferred stock of the Company designated as "Series C Preferred Stock."

SECOND: Pursuant to the authority contained in the Certificate of Incorporation of the Company, and in accordance with Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, and the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon (namely the holders of the Series C Preferred Stock voting separately as a class), have authorized the following amendments to the Certificate of Designation with respect to the terms, rights, preferences, powers and limitations of the Series C Preferred Stock:

1. The Paragraph commencing with the word "RESOLVED" is hereby amended by deleting the number "300,000" in the sixth line of such Paragraph, and substituting in its place, the number "366,666".

2. Paragraph 1 ("Designations and Amount") of the Certificate of Designation is hereby amended by deleting the number "300,000" in the third line of such Paragraph, and substituting in its place, the number "366,666".

THIRD: The foregoing amendments to the Certificate of Designation have been adopted by unanimous written consent of the members of the Board of Directors of the Company in accordance with Section 141(f) of the General Corporation Law of the State of Delaware. The foregoing amendments have also been adopted by written consent of the holders of a majority of the outstanding shares of the Series C Preferred Stock (voting separately as a class) of the Company in


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accordance with the provisions of Sections 228 and 242 of the General
Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, StarBase Corporation has caused this Certificate to be signed by its President and attested by its Chief Operating Officer on July ______, 1996.


STARBASE CORPORATION

By:    /s/ WILLIAM R. STOW III
      --------------------------
Name:  William R. Stow III
Title: President


By:     /s/ ROBERT W. LEIMENA
      --------------------------
Name:  Robert W. Leimena
Title: Chief Financial Officer


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